EXHIBIT 10.11B

                                    AMENDMENT
                                       TO
                            ASSET PURCHASE AGREEMENT

                  Amendment to Asset Purchase Agreement, dated as of February 1, 2001 ("Amendment"), by and among Infocrossing, Inc. (successor in interest to Computer Outsourcing Services, Inc.), a Delaware corporation ("Parent" or "COSI"), ETG, Inc. (formerly known as COSI Acquisition Corp.), a Delaware corporation (the "Company"), Enterprise Technology Group, Incorporated, a New Jersey corporation ("ETG"), Warren Ousley and Peter Miller.

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, Parent, the Company, ETG, Warren Ousley and Peter Miller are parties to an Asset Purchase Agreement (the "Agreement"), dated as of December 16, 1998 (all capitalized terms used herein but not defined shall have the respective meanings ascribed to them in the Agreement); and

         WHEREAS, Parent, the Company, ETG and the Principal Stockholders desire to amend the Agreement and modify certain obligations and benefits related to the Agreement as more fully set forth herein.

                  NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       The following definitions shall be deleted from Section 1.1 of the
         Agreement:

                  "Cumulative Catch-Up"; "Cumulative First Year PTI Shortfall"; "Excess First Year PTI"; "Excess Second Year PTI"; "First Year Catch Up"; "First Year PTI Shortfall"; "Second Post-Closing Amendment"; "Second Year PTI"; "Third Post-Closing Adjustment"; and "Third Year PTI".

2.       Section 2.5 shall be amended and restated as follows:

         2.5      Intentionally Omitted.
                  ---------------------

3. Section 3.3(b) of the Agreement shall be amended and restated as follows:

         (b) PARENT WARRANTS. In addition to the Closing Purchase Price, Parent shall grant to ETG on February 1, 2001, a warrant to purchase 65,000 shares of COSI Common Stock (the "Parent Warrant"). The Parent Warrant shall be subject to the provisions of the warrant attached hereto as Exhibit A. All or a portion of the Parent Warrant shall be subject to forfeiture, as provided in the last sentence of this Section



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                  3.3(b), to the extent that the Company sustains any losses, obligations, liabilities or damages in connection with claims made by Cariplo S.p.A. or Intesa Sistemi e Servizi s.c.p.a. (each shall be referred to herein as "Cariplo"), including court costs and reasonable attorneys' fees incurred in connection therewith (collectively, the "Cariplo Amount"), but only to the extent that the Cariplo Amount relates to a failure to perform or breach of contract committed by the Company prior to September 16, 2000, which losses, obligations, liabilities or damages shall not include approximately $200,000 in fees remaining to be paid to the Company by Cariplo under the Company's existing agreement with Cariplo, which amount the parties agree relate to services performed by the Company after January 1, 2001, and then only if (i) the Cariplo Amount results from a suit filed, or threatened in writing, by or on behalf of Cariplo or its successors or assigns on or prior to January 31, 2002 or counterclaim made by Cariplo in connection with a suit filed by the Company or any of its affiliates on or prior to January 31, 2002; (ii) Warren Ousley is promptly informed of any claims or counterclaims made by Cariplo; and (iii) Warren Ousley is given the opportunity to assist in the defense of the claim. The number of Parent Warrants to be forfeited shall be equal to lesser of (i) all of the Parent Warrants and (ii) the result of the (A) Cariplo Amount, less any portion, if any, of the Cariplo Amount paid to the Company pursuant to the terms of the Severance Agreement between the Company and Warren Ousley dated as of September 16, 2000, divided by (B) the difference between the (1) fair market value of the common stock of the Company (which shall be the closing price of such common stock) on the date the Cariplo Amount is determined (the "Determination Date") and (2) the exercise price of the Parent Warrants; provided, however, that in the event that the Parent Warrants are out-of-the money on the Determination Date, all of the Parent Warrants shall be forfeited; provided, further, that the Parent Warrant that shall not be subject to forfeiture pursuant to this Section 3.3(b) unless a suit has been filed, or threatened in writing, or counterclaim is made by Cariplo on or prior to January 31, 2002; provided, further, that if a court of competent jurisdiction determines that no amounts are due Cariplo with respect to such claims or counterclaims made on or prior to January 31, 2002, the Parent Warrant shall no longer be subject to forfeiture.

4. Sections 3.3(c), (d) and (e) of the Agreement are hereby deleted in their entirety.

5. Sections 3.4(b), (c) and (d) of the Agreement are hereby deleted in their entirety.

6. The first sentence of Section 9.1 of the Agreement shall be amended and restated as follows:

         9.1 Survival of Representations, Warranties, Covenants and Agreements. Except as otherwise specifically provided for herein, the representations, warranties, covenants and


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                  agreements of the parties hereto included or provided for
                  herein, or in other instruments or agreements specifically delivered or to be delivered in accordance with this Agreement as modified by the Schedule Amendment, shall survive until March 1, 2003.

7.       Section 9.7 of the Agreement shall be amended and restated as follows:

         9.7 Right of Offset. ETG acknowledges and agrees that Parent and the Company shall be entitled to offset against any and all amounts payable by Parent and the Company from time to time under this Agreement.

6. Each of ETG, Warren Ousley and Peter Miller hereby acknowledges that the respective Non-Competition and Non-Solicitation Agreements (collectively, the "Non-Competition Agreements") between each of them and the Company, dated as of December 18, 1998, are in full force and effect in accordance with their respective terms and that the Non-Competition and Non-Solicitation provisions set forth in Section 2 of each of such agreements shall extend until January 31, 2002 and agree that Section 2.2 of such agreements shall also apply to ETG Channel Partners and members of the ETG Advisory Board (current and future) such that each of ETG, Warren Ousley and Peter Miller shall not solicit, place or recruit any ETG Channel Partner or member of the ETG Advisory Board (current and future) with a view to influencing or inducing such party to terminate or materially lessen his, her or its relationship with the Company or any Company Affiliate (as defined therein), or to develop relationships with any of them or and person that would have the same effect.

7. As a condition to entering into this Amendment, each of Warren Ousley and Peter Miller agrees that so long as he or his Affiliates owns, directly or indirectly, shares of COSI Common Stock, he shall, or shall cause his Affiliates, if applicable, to vote all the shares of COSI Common Stock owned, directly or indirectly, by him and/or his Affiliates, in favor of Mr. Zach Lonstein, another designee to be named by Mr. Zach Lonstein, and the designees of the holders of the Company's 8% Redeemable Series A Cumulative Convertible Participating Preferred Stock at each Annual Meeting of the stockholders of Parent (and at each special meeting of stockholders of Parent at which directors are elected).

8. ETG and the Principal Stockholders, jointly and severally, represent and warrant as follows: (i) ETG is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and has all necessary corporate power and authority to carry on its business as now conducted, to enter into this Amendment, to carry out its obligations hereunder and to consummate the transactions contemplated under this Amendment; (ii) the execution, delivery and performance of this Amendment and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of ETG; and (iii) this Amendment has been






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         duly executed and delivered by ETG, and assuming due authorization, execution and delivery by each of Parent and the Company, this Agreement constitutes a legal, valid and binding obligation of ETG and the Principal Stockholders enforceable against ETG and the Principal Stockholders in accordance with its terms.

9. ETG and the Principal Stockholders, jointly and severally, agree to indemnify and hold harmless Parent, the Company and their respective stockholders, directors, officers, employees, Affiliates and agents and their respective successors and assigns against (i) any and all damage, loss, claim, expense, deficiency or cost resulting from the breach by ETG or the Principal Stockholders of any representation or warranty made by ETG or the Principal Stockholders hereunder; (ii) any and all damage, loss, claim, expense, deficiency or cost resulting from the failure to comply in any material respect with any covenant made by ETG or the Principal Stockholders hereunder; (iii) any and all damage, loss, claim, expense, deficiency or cost resulting from any damages incurred in connection with this Amendment by ETG or the Stockholders, including but not limited to any damages caused by ETG and the Principal Stockholders in connection with the execution of this Amendment; and (iv) any and all actions, suits, proceedings, demands, assessments, Judgments, costs, costs of collection and legal and other expenses incident to any of the foregoing.

10. The Parent and the Company, jointly and severally, represent and warrant as follows: (i) each is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to carry on its business as now conducted, to enter into this Amendment, to carry out its obligations hereunder and to consummate the transactions contemplated under this Amendment; (ii) the execution, delivery and performance of this Amendment and the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part; and (iii) this Amendment has been duly executed and delivered by it, and assuming due authorization, execution and delivery by each of ETG and the Principal Stockholders, this Agreement constitutes a legal, valid and binding obligation of enforceable against Parent and the Company in accordance with its terms.

11. If any provision of this Amendment is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Amendment will remain in full force and effect. Any provision of this Amendment held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. This Amendment may not be modified, changed or otherwise amended except in writing and signed by each party to this Amendment.

12. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.








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                  IN WITNESS WHEREOF, the parties hereto have executed this
Amendment as of the date first set forth above.

                                         INFOCROSSING, INC.


                                     By:                /s/
                                         Name:     Nicholas J. Letizia
                                         Title:    CFO


                                         ETG, INC.


                                     By:                /s/
                                         Name:     Nicholas J. Letizia
                                         Title:    CFO



                                         ENTERPRISE TECHNOLOGY GROUP,
                                         INCORPORATED


                                     By:                /s/
                                         Name:     Warren E. Ousley
                                         Title:    President



                                                        /s/
                                         Warren Ousley
                                         Address: 18 Wetherill Drive


                                                        /s/
                                         Peter Miller
                                         Address: 307 S. Lincoln
                                                  Hinsdale, IL  60521
















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